Exhibit 99

Marine Products Corporation Reports 2009 Third Quarter Financial Results

ATLANTA, October 28, 2009 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2009.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi Wide Techs, SSX Bowriders, Sunesta Wide Techs and Xtremes, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended September 30, 2009, Marine Products generated net sales of $8,734,000, a 72.3 percent decrease compared to $31,582,000 last year.  The decrease in net sales was due to a decrease of 75.7 percent in the number of boats sold, as well as a 2.5 percent decrease in the average gross selling price per boat due to a change in model mix.  Gross profit for the quarter was $1,138,000, or 13.0 percent of net sales, compared to $5,104,000, or 16.2 percent of net sales, in the prior year.  Gross profit as a percentage of net sales declined compared to the prior year due to low production levels, which resulted in significant production inefficiencies.  Unit sales among all models declined significantly compared to the prior year, because our dealers met the majority of retail demand by liquidating their existing inventory.  Average gross selling price per boat declined among Sunesta Wide Techs and Xtremes, partially offset by increased average selling prices in some of our other product lines, including sales of Premiere Sport Yachts.

Operating loss for the quarter was $3,340,000, compared to an operating profit of $1,018,000 in the third quarter last year due to lower gross profit and higher selling, general and administrative expenses.  Selling, general and administrative expenses in the third quarter of 2009 increased by 9.6 percent compared to the prior year due to $1,753,000 in costs related to our continued efforts to assist our dealers in selling field inventory, partially offset by decreases in other expenses which vary with sales and profitability, such as incentive compensation, as well as reduced employee headcount.

Net loss for the quarter ended September 30, 2009 was $1,608,000, a decrease compared to net income of $684,000 in the prior year.  The net loss was due to an operating loss and lower interest income. Diluted loss per share for the quarter was $0.04, a decrease compared to $0.02 diluted earnings per share in the prior year.

Net sales for the nine months ended September 30, 2009 were $35,158,000, a 77.0 percent decrease compared to the first nine months of 2008.  Net loss for the nine-month period was $7,929,000 or $0.22 loss per diluted share compared to net income of $8,712,000 or $0.24 diluted earnings per share in the prior year.

3rd Quarter 2009 Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer, stated, "During the third quarter we supported our dealers to maintain low inventories while also preparing for our 2010 model year and another winter boat show season.  While our financial results were negatively impacted by low sales to dealers and our financial support of their inventory reduction efforts, this was an investment to prepare for better times in the future.   Our focus on the support we have provided to dealers is reflected in our field inventory levels at the end of the third quarter, which are the lowest they have been in 13 years, and exceeded even our own internal goals for inventory management.  A tangible and immediate benefit to these low inventory levels is that we have increased production during the fourth quarter of 2009, as we look forward to meeting the dealer and retail demand in the 2010 model year.

“At our recent international dealer conference, our Chaparral and Robalo dealers were impressed with the new and updated Chaparral and Robalo models which we introduced for the 2010 model year.  We also held very favorable discussions with our dealer floorplan lender partners, who recognize our unsurpassed financial strength and appreciate the support we have given our dealers over the past year.  They have responded with a renewed commitment to providing financing to our dealer network.  We also reported to our dealers that our market share in the 20- to 40-foot sterndrive segment is currently 10.7 percent, an increase of almost 100 basis points over the past three years.  Also, in the third quarter our Chaparral and Robalo product lines received the National Marine Manufacturers Association’s 2009 Marine Industry Awards for customer satisfaction scores that were greater than 90 percent.  The results of our dealer conference, our increased market share in an important segment, and these recent awards all demonstrate our continued dedication to quality products and customer satisfaction.

“The changes in our industry caused by the protracted industry downturn continue to call into question the long-term viability of many manufacturers and dealers.  In this environment, we continue to use our financial strength to develop new products, support our dealers, and consider other strategic opportunities which have placed us in a position to increase our market share and otherwise benefit as demand returns,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, October 28, 2009 at 8:00 a.m. EDT to discuss the results of the third quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (877) 627-6581 or (719) 325-4770 and using the confirmation code #2762840.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site (www.marineproductscorp.com) beginning approximately two hours after the call.  The rebroadcast will also be available until November 4, 2009 via telephone by calling (888) 203-1112 or (719) 457-0820 and using the confirmation code #2762840.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

3rd Quarter 2009 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements regarding our belief that we will meet the dealer and retail demand in the 2010 model year; our belief that we will maintain favorable relationships with dealer floor plan lenders who recognize our unsurpassed financial strength and appreciate the support we have given our dealers over the past year; our belief that we will renew commitments from our floor plan lenders to provide financing to our dealer networks; our belief that our dealer conferences, increased market share in an important segment of the market and recent awards demonstrate our continued dedication to quality products and customer satisfaction; our ability to successfully use our financial strength to develop new products, support our dealers and consider other strategic opportunities will place us in a position to increase our market share and otherwise benefit as demand returns; and our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2008.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

3rd Quarter 2009 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter				Nine Months
	2009	2008	% BETTER (WORSE)		2009	2008	% BETTER (WORSE)
Net Sales	$8,734	$31,582	(72.3	) %	$35,158	$152,858	(77.0	) %
Cost of Goods Sold	7,596	26,478	71.3		33,616	123,263	72.7
Gross Profit	1,138	5,104	(77.7)		1,542	29,595	(94.8)
Selling, General and Administrative Expenses	4,478	4,086	(9.6)		15,949	18,965	15.9
Operating (Loss) Income	(3,340)	1,018	N/M		(14,407)	10,630	N/M
Interest Income	420	623	(32.6)		1,257	1,815	(30.7)
(Loss) Income Before Income Taxes	(2,920)	1,641	N/M		(13,150)	12,445	N/M
Income Tax (Benefit) Provision	(1,312)	957	N/M		(5,221)	3,733	N/M
Net (Loss) Income	$(1,608)	$684	N/M	%	$(7,929)	$8,712	N/M	%

(LOSS) EARNINGS PER SHARE
Basic	$(0.04)	$0.02	N/M	%	$(0.22)	$0.24	N/M	%
Diluted	$(0.04)	$0.02	N/M	%	$(0.22)	$0.24	N/M	%

AVERAGE SHARES OUTSTANDING
Basic	36,084	35,824			36,059	35,773
Diluted	36,084	36,476			36,059	36,465

3rd Quarter 2009 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2009	2008
ASSETS
Cash and cash equivalents	$973	$5,045
Marketable securities	24,190	13,970
Accounts receivable, net	2,722	1,400
Inventories	16,073	24,707
Income taxes receivable	5,587	1,635
Deferred income taxes	666	1,415
Prepaid expenses and other current assets	1,198	1,792
Total current assets	51,409	49,964
Property, plant and equipment, net	13,599	14,933
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	23,354	38,551
Deferred income taxes	2,771	2,628
Other assets	4,996	6,458
Total assets	$99,902	$116,307

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$3,114	$4,676
Accrued expenses and other liabilities	6,937	10,644
Total current liabilities	10,051	15,320
Pension liabilities	5,792	5,333
Other long-term liabilities	346	497
Total liabilities	16,189	21,150
Common stock	3,690	3,643
Capital in excess of par value	-	-
Retained earnings	81,021	91,690
Accumulated other comprehensive loss	(998)	(176)
Total stockholders' equity	83,713	95,157
Total liabilities and stockholders' equity	$99,902	$116,307